Exhibit 99.1

Regional Health Properties, Inc. Announces Receipt of Acceptance Letter from NYSE American

ATLANTA, GA, August 7, 2023 — Regional Health Properties, Inc. (the “Company,” “we” or “our”) (NYSE American: RHE) (NYSE American: RHE-PA), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care, announced today that the Company received a notice (the “Acceptance Letter”) from the NYSE American LLC (the “Exchange”) on August 1, 2023 that the Company’s plan to regain compliance with the Exchange’s continued listing standards had been accepted.

The Company previously announced that it had received notices from the Exchange on May 10, 2023 and June 29, 2023 that the Company was not in compliance with the continued listing standards set forth in Sections 1003(a)(ii) and 1003(a)(i), respectively, of the NYSE American Company Guide (the “Company Guide”). Sections 1003(a)(ii) and 1003(a)(i) of the Company Guide require an issuer to have (a) shareholders’ equity of $4.0 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years and (b) shareholders’ equity of $2.0 million or more if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years, respectively. As previously disclosed, the Company submitted a plan of compliance to the Exchange on June 9, 2023 addressing how the Company intends to regain compliance with the Exchange’s continued listing standards by November 10, 2024.

The Exchange has granted the Company a plan period through November 10, 2024 to regain compliance with the continued listing standards. If the Company is not in compliance with the continued listing standards by that date or if the Company does not make progress consistent with the plan during the plan period, the Exchange may commence delisting procedures.

The Company’s Common Stock and Series A Redeemable Preferred Shares will continue to trade under the symbols “RHE” and “RHE-PA,” respectively, but will each have an added designation of “.BC” to indicate that the Company is not in compliance with the Exchange’s continued listing standards.

About Regional Health Properties

Regional Health Properties, Inc., a Georgia corporation, is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care. For more information, visit www.regionalhealthproperties.com.

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements in this press release regarding the achievement of the objectives provided in the compliance plan submitted to the Exchange are forward-looking statements.

Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected or contemplated by our forward-looking statements due to various factors, including, among others: our dependence on the operating success of our operators; the significant amount of, and our ability to service, our indebtedness; covenants in our debt agreements that may restrict our ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms; the availability and cost of capital; our ability to raise capital through equity and debt financings or through the sale of assets; increases in market interest rates and inflation; our ability to meet the continued listing requirements of the Exchange and to maintain the listing of our securities thereon; the effect of increasing healthcare regulation and enforcement on our operators and the dependence of our operators on reimbursement from governmental and other third-party payors; the relatively illiquid nature of real estate investments; the impact of litigation and rising insurance costs on the business of our operators; the impact on us of litigation relating to our prior operation of our healthcare properties; the effect of our operators declaring bankruptcy, becoming insolvent or failing to pay rent as due; the ability of any of our operators in bankruptcy to reject unexpired lease obligations and to impede our ability to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; our ability to find replacement operators and the impact of unforeseen costs in acquiring new properties; epidemics or pandemics, including the COVID-19 pandemic, and the related impact on our tenants, operators and healthcare facilities; and other factors discussed from time to time in our news releases, public statements and documents filed by us with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Company Contact

Brent Morrison, CFA

Chief Executive Officer & President

Regional Health Properties, Inc.

Tel (678) 368-4402

Brent.morrison@regionalhealthproperties.com